Exhibit 99.1

PRESS RELEASE

VCG Holding Corp. Announces Completion of Purchase of Imperial

Showgirls Gentlemen’s Club in Anaheim, California

• New Club Will Add $0.05 to Annual Earnings per Share •

DENVER (PRIME NEWSWIRE) July 28, 2008 – VCG Holding Corp. (NASDAQ: VCGH), a growing and leading consolidator and operator of adult nightclubs, announced today it has completed its previously announced acquisition of an adult nightclub on the West Coast of the United States. The Company purchased the assets of Imperial Showgirls Gentlemen’s Club located in Anaheim, CA for $7.3 million.

VCG Holding purchased the club based upon a multiple of 3.6 times the nightclub’s EBITDA of $2.0 million for the last twelve months. The club purchase was funded with available cash and seller financing of $3.3 million at 8.0% interest for 36 months and a balloon payment upon maturity. No VCG Holding Corp. stock was issued. The Company estimates that this will add approximately $0.05 to annual earnings per share.

Troy Lowrie, Chairman and CEO of VCG Holding stated, “We are very excited to close this acquisition and to have a presence in the West Coast region. This acquisition will be immediately accretive to our earnings and has extremely high EBITDA margins of 60%. We are pleased that we can make acquisitions using seller financing and not diluting shareholders by issuing additional stock. The Company anticipates an additional acquisition being closed before the end of the year with a similar financing model.”

About VCG Holding Corp.

VCG Holding Corp. is an owner, operator, and consolidator of adult nightclubs throughout the United States. The Company currently owns 20 adult nightclubs and one upscale dance lounge. The night clubs are located in Anaheim, Indianapolis, St. Louis, Denver, Colorado Springs, Ft. Worth, Dallas, Raleigh, Minneapolis, Louisville, Miami, and Portland, ME.

Forward-Looking Statements:

Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors identified from time to time in the Company’s reports with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2007. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.

Contact:
Troy H. Lowrie, CEO	Stanley Berger, Investor Relations
Courtney Cowgill, CFO
VCG Holding Corp.	SM Berger & Co.

390 Union Blvd. | Suite 540 | Lakewood, CO 80228 | ph: 303.934.2424 | fx: 303.922.0746 | 1.800.627.8243 |

www.vcgh.com

390 Union Blvd, Suite 540		3201 Enterprise Parkway
Lakewood, Colorado 80228		Cleveland, Ohio 44124
Telephone	303.934.2424	Telephone	216.464.6400
Facsimile	303.922.0746	Facsimile	216.464.4126
Email:	tlowrie@vcgh.com	Email:	stan@smberger.com
	ccowgill@vcgh.com

390 Union Blvd. | Suite 540 | Lakewood, CO 80228 | ph: 303.934.2424 | fx: 303.922.0746 | 1.800.627.8243 |

www.vcgh.com